Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Benchmark Electronics, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-28997, No. 333-101744, No. 333-156202, No. 333-168427, and No. 333-198404) on Form S-8 of Benchmark Electronics, Inc. of our report dated February 28, 2019, with respect to the consolidated balance sheets of Benchmark Electronics, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedules listed in Item 15(a)(2) (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of Benchmark Electronics, Inc.

Our report includes an explanatory paragraph as the Company has changed its method of accounting for revenue transactions with customers due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as amended.

(Signed) KPMG LLP

Houston, Texas
February 28, 2019